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                                                                   Exhibit 28.15


                               DATED July 16,1996


                           (1) D.R. WATKINS AND OTHERS

                              (2) WPI GROUP (U.K.)









                                    AGREEMENT
                          FOR THE SALE AND PURCHASE OF
                              THE SHARE CAPITAL OF
                            OYSTER TERMINALS LIMITED












                                  Slater Heelis
                               71 Princess Street
                                Manchester M2 4HL

                              Ref: 0.6853/l.JPO/CFD
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                                      INDEX
                                      -----


CLAUSES                                                                     PAGE
- - -------                                                                     ----

1        Interpretation                                                       3
2        Sale and Purchase                                                    3
3        Consideration                                                        4
4        Completion                                                           4
5        Warranties and Representations                                       6
6        Guarantees and Indemnities                                           7
7        Assignment                                                           7
8        Entire Agreement                                                     7
9        Continuance                                                          7
10       Further Assurance                                                    7
11       Governing Law                                                        8
12       Costs                                                                8
13       Announcements                                                        8
14       Notices                                                              8
15       Time of Essence                                                      9
16       Waiver of Rights                                                     9
17       Pension Surplus                                                     10
18       Vendors Undertaking                                                 10
19       Covenant                                                            10

SCHEDULES
- - ---------

First Schedule:            Vendors and Consideration
Second Schedule:           The Company
Third Schedule:            Interpretation
Fourth Schedule:           Warranties
Fifth Schedule:            The Properties
Sixth Schedule:            Limitations on Warranties

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THIS AGREEMENT is made the 16th day of July One Thousand nine hundred and ninety six

BETWEEN:-

     (1) THE PERSONS whose names and addresses are set out in Part I of the First Schedule ("the Vendors")

     (2) WPI GROUP (U.K.) a company registered in England under number 3227062 whose registered office is at Fairoak House, Church Road, Newport, Gwent. NP9 7EJ ("Purchaser")

WHEREAS:

     (A) OYSTER TERMINALS LIMITED ("the Company") is a private company limited by shares incorporated in England under the Companies Act 1948 under company number 1167923 and further information concerning the Company is set in the Second Schedule.

     (B) The Shareholders are either the beneficial holders or the trustees of the entire issued share capital of the Company and the Vendors have the right power and authority to sell and transfer such shares or procure the sale and transfer of free from all and any claims, charges, liens, encumbrances, options or equities thereto.

     (C) The Vendors have agreed to sell or procure the sale of and the Purchaser has agreed to purchase the entire issued share capital of the Company on the terms and subject to the conditions set out in this Agreement and in the Schedules hereto ("the Agreement").


NOW IT IS HEREBY AGREED as follows:
- - -----------------------

     1    INTERPRETATION
          --------------

          In this Agreement the words and expressions defined in the Third Schedule hereto shall (unless the context otherwise requires) have the meanings thereby given to them and this Agreement shall be construed and interpreted accordingly.

     2    SALE AND PURCHASE
          -----------------

          2.1 Subject to the terms of this Agreement the Vendors shall sell (or procure the sale) with full title guarantee and the Purchaser shall purchase the Shares free from all Encumbrances and together with all rights now or hereafter attaching thereto.

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          2.2  The Purchaser shall not be obliged to complete the purchase unless the purchase of all the Shares is completed simultaneously.

          2.3 The Vendors hereby waive any pre-emption rights they may have relating to the Shares whether conferred by the Articles of Association of the Company or otherwise.

     3    CONSIDERATION
          -------------

          The consideration for the said sale and purchase of the Shares shall be the sum of [pound sterling]7,350,000 and shall be apportioned between the Shareholders in the manner set opposite their respective names in the First Schedule.

     4    COMPLETION
          ----------

          4.1 Subject to the provisions of this Clause completion of the sale and purchase of the Shares shall take place immediately following the exchange of this Agreement ("the Completion Date") at the offices of the Vendors' Solicitors whereupon:-

               4.1.1 the Vendors shall:-

                 4.1.1.1      deliver to the Purchaser

                         (a) duly executed transfers of the Shares by the registered holders thereof in favour of the Purchaser and/or their nominee(s) together with the relative share certificates;

                         (b) such waivers or consents as the Purchaser may require to enable the Purchaser or its nominees to be registered as holders of the Shares;

                         (c)  the Disclosure Letter;

                         (d)  the Tax Deed.

                 4.1.1.2 cause such persons as the Purchaser may nominate to be validly appointed as additional directors of the Company and upon such appointment forthwith cause each of the Directors of the Company and the Secretary of the Company to retire from their

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                              respective offices and as employees each
                              delivering to the Purchaser a letter under seal acknowledging that the person so retiring has no claim outstanding for compensation or otherwise and without any payment under the Employment Protection (Consolidation) Act 1978;

                    4.1.1.3 procure amendment of all authorities to the bankers of the Company relating to the bank accounts giving authority to such persons as the Purchaser may nominate to operate the same;

                    4.1.1.4 procure subject to stamping where necessary the approval and registration of the transfers of the Shares by the Board of the Company;

                    4.1.1.5 procure that the Company change its accounting reference date to the date of the last Sunday in September;

                    4.1.1.6 deliver to the Purchaser as agent for the Company:-

                              (a)  the title deeds relating to the Properties;

                              (b)  the statutory books, Certificates of
                                   Incorporation, Certificates of Incorporation on Change of Name and the Common Seal of the Company;

                              (c) written confirmation from the relevant banks of all bank balances of the Company as at 12 July 1996 together with bank reconciliation statements as at the close of business on 15 July 1996.

            4.1.2   Upon compliance by the Vendors with the provisions of Clause
                    4.1.1 the Purchaser shall:

                    4.1.2.1 satisfy the consideration for the Shares by way of telegraphic transfer payable to the Vendors' Solicitors (whose receipt shall be a good and absolute discharge to the Purchaser);

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                    4.1.2.2   deliver to the Vendors a duly executed counterpart
                              Tax Deed;

     5    WARRANTIES AND REPRESENTATIONS
          ------------------------------

          5.1 The Warrantors warrant and represent to the Purchaser in the terms of the Fourth Schedule hereto and acknowledge that the Purchaser is entering into this Agreement in reliance on each of the Warranties but no other warranty or representation.

          5.2 The Warranties are given subject to matters fairly disclosed in the Disclosure Letter.

          5.3 The Warranties shall be separate and independent and save as expressly provided shall not be limited by reference to any other sub-paragraph or anything in this Agreement other than Sixth Schedule.

          5.4 If any sum or sums payable pursuant to this Agreement as a result of a breach of any of the Warranties or pursuant to clause 19.1 is subject to taxation in the hands of the Purchaser then the Vendors shall pay to the Purchaser such amount as will ensure that the net amount received in respect of any payment due from the Warrantors after such taxation is the same as it would have been were the payment not so subject to taxation.

          5.5 Where any statement in the Fourth Schedule or in the Disclosure Letter is qualified by the expression "so far as the Warrantors are aware" or the expression "to the best of the Warrantors' knowledge, information and belief" or any similar expression or wording of similar import, that statement shall (save where otherwise specifically stated) be deemed to include an additional statement that it has been made after due and careful enquiry.

          5.6 The rights and remedies of the Purchaser in respect of the Warranties shall not be affected by the sale and purchase of the Shares, by any knowledge of any matter (whether actual or constructive) any officer of the Purchaser may have in respect of the affairs of the Company, by any investigation made by or on behalf of the Purchaser into the affairs of the Company or by any other event or matter whatsoever, except a specific and duly authorised written waiver or release by the Purchaser.

          5.7 Any information supplied by or on behalf of the Company or its respective officers to the Warrantors or their agents or accountants, solicitors or other advisors in connection with the Warranties or the Disclosure Letter or otherwise in relation to the business and affairs of the Company shall not constitute a representation or warranty or guarantee as to the accuracy thereof by the Company and the Warrantor hereby waives any and all claims which they might otherwise have against the Company in respect thereof.

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     6    GUARANTEES AND INDEMNITIES
          --------------------------

          Each of the Vendors undertakes with the Purchaser that they will each use their reasonable endeavours to procure the release of the Company from all guarantees, indemnities and securities given by the Company in respect of his liabilities or of any Associate thereof and prior to the formal release of the Company from liability under or in connection with any such guarantees, indemnities and securities shall indemnify the Company and keep it indemnified from and against any payment made under any such guarantees, indemnities and securities and any expense, loss, damage, cost, claim or liability whatsoever which the Company may incur under or in connection therewith.

     7    ASSIGNMENT
          ----------

          This Agreement shall not be assignable save that the Purchaser shall be entitled to assign the same to a Related Company for so long as such entity shall remain a Related Company (but not otherwise) and accordingly the expression "the Purchaser" as used herein shall where the context so admits include any such assignee.

     8    ENTIRE AGREEMENT
          ----------------

          This Agreement (together with any documents referred to therein) constitutes the whole agreement between the parties hereto in connection with the Company and the sale and purchase of the Shares and it is expressly declared that no variations hereof shall be effective unless made in writing and agreed between all the parties hereto.

     9    CONTINUANCE
          -----------

          9.1 The provisions of this Agreement insofar as the same shall not have been performed at Completion shall remain in full force and effect notwithstanding Completion.

          9.2 Subject to Clause 7.1 above this Agreement shall be binding upon and enure for the benefit of the respective assigns successors and personal representatives of the parties.

     10   FURTHER ASSURANCE
          -----------------

          At any time after the date hereof the Vendors shall, at the request and cost of the Vendors, execute such documents and do such acts and things as the Purchaser may reasonably require for the purpose of vesting the Shares in the Purchaser or its nominee and giving to the Purchaser the full benefit of all the provisions of this Agreement.





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     11   GOVERNING LAW
          -------------

          This Agreement shall be governed by and construed in accordance with the laws of England and Wales and the parties hereby submit to the non-exclusive jurisdiction of the Courts of England and Wales.

     12   COSTS
          -----

          Each party to this Agreement shall pay its own costs of and incidental to this Agreement and the sale and purchase hereby agreed to be made.

     13   ANNOUNCEMENTS
          -------------

          No announcement or circular in connection with the subject-matter of this Agreement (except any such announcement as may be required by the Purchaser to comply with the requirements of the NASDAQ/NMS) shall be made by or on behalf of the Vendors or the Purchaser without the prior written approval of the Vendors and the Purchaser as to its form and timing such consent not being unreasonably withheld or delayed.

     14   NOTICES
          -------

          14.1 Any notice required to be given under this Agreement shall be sufficiently given:

               (a)  if delivered personally; or

               (b)  if sent by courier; or

               (c) if sent by facsimile copier or other electronic means of communication; or

               (d) by letter despatched by first class recorded delivery pre-paid post (by air-mail if to an overseas address) in which case such notice is deemed to be given at the close of business on the next following Business Day,

          14.2 "Business Day" means any day (other than a Saturday or a Sunday) on which clearing banks are open for a full range of banking transactions in the country of the recipient.

          14.3 Any notice required to be given under this Agreement shall be sent:

               (a)  to the Vendors c/o the Vendors' Solicitors at:
                    Eversheds
                    Fitzalan House
                    Fitzalan Road
                    Cardiff CF2 1XW

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                  Facsimile No:          01222-464347
                  For the attention of:  Alan Whiteley

             (b)  to the Purchaser at:
                  WPI Group, Inc.
                  1155 Elm Street
                  Manchester
                  New Hampshire 03101
                  Facsimile No: 603 627 3150
                  For the attention of: Michael Tule, Vice President and General
                                                      Counsel

                  with a copy to the Purchaser's Solicitors at:
                  Slater Heelis
                  71 Princess Street
                  Manchester M2 4HL
                  Facsimile No:  0161 236 5282
                  For the attention of: Jeremy Orrell/Christopher Dunn

                  or to such other address or facsimile number as is notified in writing from time to time by the Vendors (or any one of them) or the Purchaser to the other parties to this Agreement.

          14.4 The Vendors hereby irrevocably agree that for the purpose of any proceedings in the High Court of Justice in England and Wales process may be served on them or any of them by sending a copy thereof to Eversheds of Fitzalan House, Fitzalan Road, Cardiff, CF2 1XW (c/o Alan Whiteley) by first class prepaid letter sent through the post to such address and such process shall be deemed to have been served 48 hours after the time at which the envelope containing the same was posted (excluding Saturdays, Sundays and Public Holidays) and in proving such service it shall be sufficient to prove that an envelope containing the same was properly addressed, stamped and placed in the post to Eversheds aforesaid.

     15   TIME OF ESSENCE
          ---------------

          Any date or period mentioned in this Agreement may be extended by mutual written agreement between the parties hereto, but as regards any date or period (whether or not extended as aforesaid) time shall be of the essence of this Agreement.

     16   WAIVER OF RIGHTS
          ----------------

          No waiver by any of the parties of any of the requirements hereof or of any of its rights hereunder shall have effect unless given in writing and signed by the party or by the party or

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          by the director or other duly authorised officer of such party.

     17   PENSION SURPLUS
          ---------------

          17.1 In the event of the Company receiving a payment of surplus fund ("the Net Surplus") from the Oyster Terminals Limited Executive Pension Scheme (SSAS) established by a deed dated 13 January 1984 and made between the Company (1) and D. R. Watkins and Others (2) the Company agrees to pay an amount equal to the Net Surplus less any Relevant Tax due to Clifford Edwin Allen or if he is no longer living to those members of his family, as are nominated by him in writing or in default thereof to his personal representatives within twenty-one days of the Company receiving the Payment.

          17.2 In this clause "Relevant Tax" shall mean any tax imposed on the Company in respect of the receipt of the Net Surplus or the payment of a part of the Net Surplus to any person in accordance with this clause.

     18   VENDORS' UNDERTAKING
          --------------------

          The Vendors undertake to give all reasonable assistance to the Purchaser and/or the Company in obtaining a certificate of lawfulness of existing use pursuant to section 191 of the Town and Country Planning Act 1990 in relation to the Property.

     19   COVENANT
          --------

          19.1 The Warrantors hereby covenant with the Purchaser to pay to the Purchaser such sums as would if paid to the Company indemnify and keep indemnified the Company against any and all losses, liabilities, damages, awards and reasonable costs and expenses (including legal and professional expenses) of whatever nature and howsoever arising against or incurred by the Company (but after giving credit for any reduction in Taxation (as defined in the Tax Deed) as a result of any such being incurred or paid by the Company) in connection with or in relation to the alleged termination of the agency agreement between Escom International Marketing Inc ("Escom") and the Company, the action in the United States District Court for the Central District of California by Escom against the Company or otherwise in connection with the subject matter of the claim.

          19.2 Notwithstanding any other provision of this Clause 19 the liability of the Warrantors, under this Clause 19, shall be limited in accordance with the provisions of paragraphs 1(c), 2 and 4 of the Sixth Schedule, and so that they shall not have any liability to the extent the subject matter of the claim has been recovered pursuant to the Tax Deed.


                                                                              10

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I N  W I T N E S S whereof this Agreement has been entered into the day and year first before written



SIGNED by /s/DOUGLAS RICHARD WATKINS
in the presence of:-

/s/Alan Whiteley
Solicitor
Cardiff


SIGNED by /s/CLIFFORD EDWIN ALLEN
in the presence of:-

/s/Alan Whiteley
Solicitor
Cardiff

SIGNED by /s/MICHAEL FOSTER
duly authorised signatory for and
on behalf of WPI GROUP (U.K.)
in the presence of:-

/s/Christopher Dunn
Solicitor
Manchester






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